From:	Matthew J. Doherty
Public Relations
541 6th Street – Suite D
Oakmont, PA 15139
(412) 828-7319

For:	MORTON’S RESTAURANT GROUP, INC.	For Immediate Release
325 North LaSalle Street Chicago, IL 60610
(312) 923-0030
www.mortons.com

February 28, 2008

Contact:	Ronald M. DiNella, Senior Vice President, Chief Financial Officer,
Morton’s Restaurant Group, Inc.

MORTON’S RESTAURANT GROUP, INC. REPORTS RESULTS FOR FOURTH

QUARTER 2007 AND FOR THE FISCAL YEAR ENDED DECEMBER 30, 2007 AND

ANNOUNCES INCREASE IN STOCK REPURCHASE PROGRAM

– Record-Setting Fourth Quarter Revenues Rose 10.6% to $100.5 Million from $90.9 Million –

– Comparable Restaurant Revenues Dipped 0.7% –

(New Year’s Eve shifted from Fiscal Q4 2007 to Fiscal Q1 2008)

– Company Provides Guidance for Fiscal First Quarter and Full Year 2008 –

Chicago, IL. February 28, 2008 – Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its 2007 fiscal fourth quarter and its fiscal year ended December 30, 2007.

The three month period ended December 30, 2007 as compared to the three month period ended December 31, 2006 (13 weeks to 13 weeks)

•	Revenues increased 10.6% to $100.5 million.

•

Comparable restaurant revenues decreased 0.7% (Morton’s –0.4%, Bertolini’s –10.1%) for the fourth quarter of fiscal 2007 ended December 30, 2007. For the fourth quarter of fiscal 2006, the Company had reported an increase in comparable restaurant revenues of 6.4% (Morton’s +6.7%, Bertolini’s –2.4%). Due to the timing of the fiscal 2007 year end, fourth quarter results for fiscal 2007 (ended December 30, 2007) do not include revenues from New Year’s Eve, which were included in the fourth quarter of fiscal 2006 (ended December 31, 2006). Excluding the last day of both fiscal quarters, comparable restaurant revenues would have increased 1.0% (Morton’s +1.3%, Bertolini’s –9.7%) for the fourth quarter of fiscal 2007.

•	The growth in revenues is attributable in part to revenues from four new Morton’s steakhouses, which opened during fiscal 2006, and five new Morton’s steakhouses, which opened during fiscal 2007.

•

The Company’s net income reported in accordance with generally accepted accounting principles (“GAAP”) was $6.4 million, or $0.38 per diluted share, for the three month period ended December 30, 2007, up 14.5% compared to GAAP net income of $5.6 million, or $0.33 per diluted share, for the three month period ended December 31, 2006.

•	The fourth quarter of fiscal 2007 included three unusual items:

•

Wage and hour and similar labor claims have been plaguing the industry. The Company settled several such claims and recorded charges of $3.4 million pretax ($2.1 million after tax), or $0.13 per diluted share, for these and certain other labor claims. This charge was included in general and administrative expenses.

•	The Company recorded an impairment charge of $0.9 million pretax ($0.6 million after tax), or $0.03 per diluted share, for one Morton’s steakhouse.

•	The Company amended its federal income tax returns for 2004 and 2005 to better utilize FICA tax credits resulting in an income tax benefit of $3.0 million or $0.18 per diluted share.

•

GAAP net income of $6.4 million, or $0.38 per diluted share, for the three month period ended December 30, 2007, compares to pro forma net income of $5.8 million, or $0.34 per diluted share, for the three month period ended December 31, 2006. (Please see the reconciliation of pro forma net income (loss) to GAAP net income (loss) in the financial tables that follow.)

As previously announced, Morton’s revenues have been pressured by the challenging and uncertain macroeconomic environment in the United States and industry headwinds, which resulted in weaker guest traffic throughout the industry. Negative comparable restaurant revenues adversely impacted earnings due to the deleveraging on the fixed cost base.

“Morton’s achieved growth in year over year fourth quarter revenues and net income, despite challenging economic and market conditions,” said Thomas J. Baldwin, Chairman and Chief Executive Officer of Morton’s Restaurant Group. “With our strong Morton’s brand, nearly thirty years of operating history, our development plans and emphasis on high-quality food and service, Morton’s continues to execute strategic initiatives that we believe will position the Company for long-term growth, as the U.S. economy rebounds. These initiatives include broadening Morton’s appeal, expanding our rollout of Bar 12•21 (Morton’s bar dining concept), growing revenues from Morton’s private boardrooms and pursuing disciplined new restaurant growth in key geographic markets. Morton’s is working hard to manage elements that are within the Company’s control, while enhancing the high quality cuisine and world-class service that make Morton’s the premium brand in the fine dining segment.”

Fiscal year 2007 as compared to fiscal year 2006 (52 weeks to 52 weeks)

•	Revenues increased 9.9% to $353.8 million.

•

Comparable restaurant revenues increased 2.4% (Morton’s +2.6%, Bertolini’s –5.7%). For fiscal 2006, the Company had reported an increase in comparable restaurant revenues of 4.1% (Morton’s +4.3%, Bertolini’s –2.0%). Due to the timing of the fiscal 2007 year end, results for fiscal 2007 (ended December 30, 2007) do not include revenues from New Year’s Eve, which were included in fiscal 2006 (ended December 31, 2006). Excluding the last day of both fiscal years, comparable restaurant revenues would have increased 2.9% (Morton’s +3.1%, Bertolini’s –5.5%) for fiscal 2007.

•	The growth in revenues is also attributable in part to revenues from four new Morton’s steakhouses, which opened in fiscal 2006, and five new Morton’s steakhouses, which opened during fiscal 2007.

•

The Company’s net income reported in accordance with GAAP was $13.0 million, or $0.77 per diluted share, for fiscal 2007, which compares to GAAP net loss of $(13.6) million, or $(0.84) per diluted share, for fiscal 2006.

•

GAAP net income of $13.0 million, or $0.77 per diluted share, for fiscal 2007, compares to pro forma net income of $14.0 million, or $0.83 per diluted share, for fiscal 2006. (Please see the reconciliation of pro forma net income (loss) to GAAP net income (loss) in the financial tables that follow.)

Restaurant Development

During 2007, the Company opened Morton’s steakhouses in San Jose, CA (February); Macau, China (August); Annapolis, MD (October); Boston (Seaport District), MA (November); and Woodland Hills, CA (December) and relocated its Morton’s steakhouse in Cincinnati, OH (August). The Company has entered into leases to open new Morton’s steakhouses in Brooklyn, NY; Coral Gables, FL; Ft. Lauderdale, FL; Indian Wells, CA; Leawood/Overland Park, KS; Miami Beach, FL; and Naperville, IL.

During 2007, the Company completed the introduction of Bar 12•21 in its Morton’s steakhouses in Atlanta (Buckhead), GA; Boca Raton, FL; Charlotte, NC; Georgetown, DC; Nashville, TN; Orlando, FL; Pittsburgh, PA; and Toronto, Canada.

From mid September 2006 through early February 2007, the Bertolini’s at the Forum Shops at Caesars Palace in Las Vegas was closed for renovation. The Company’s new Italian restaurant, Trevi, opened at that location on February 2, 2007.

The Company experienced delays in opening several restaurants in 2007 primarily due to delays in obtaining permits and in construction, which resulted in lower revenues and higher pre-opening costs than initially planned for the year.

Stock Repurchase Authorization

The Company announced that its Board of Directors has authorized the repurchase of an additional $6.0 million of the Company’s common stock, resulting in authorization for the Company to repurchase a total of $10.0 million of its common stock. The stock repurchases may be made through the open market or in privately negotiated transactions, in accordance with SEC requirements. The timing and the amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors. The stock repurchase program will be funded using the Company’s cash balances and or its revolving credit facility, which the Company believes are adequate to support the stock repurchase program and the Company’s operating business. To date, the Company has repurchased approximately $4.0 million of its common stock.

First Quarter Fiscal 2008 and Full Year Fiscal 2008 Financial Guidance

At this time, the Company believes it has limited ability to provide guidance given the current uncertainty of the U.S. economy and the external environment.

The Company currently expects first quarter of fiscal 2008 revenues to range between $91.0 million and $93.0 million, including decreases in comparable restaurant revenues of approximately –2.0% to –3.0% as compared to the first quarter of fiscal 2007. Due to a fiscal calendar shift, the first quarter of fiscal 2008 will include New Year’s Eve’s (December 31, 2007) revenue, which was not included in the first quarter of fiscal 2007. Additionally, the early Easter and Lenten periods are expected to negatively impact the first fiscal quarter of 2008 as compared to the first quarter of fiscal 2007. First quarter diluted net income per share is expected to approximate $0.12 to $0.15. This range includes estimated compensation expense, net of related income taxes, pursuant to Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS No. 123R”), which requires the expensing of stock issued to employees (approximately $0.02 per diluted share). The Company expects its full year tax rate to approximate 26%. However, during the first quarter of fiscal 2008, the Company’s tax rate will be negatively impacted by a non-cash charge of approximately $0.3 million related to the tax treatment of the vesting of certain restricted stock awards as a result of SFAS No. 123R. This will increase the effective tax rate for the first quarter to approximately 34%. During the first quarter of fiscal 2008, the Company expects to open one Morton’s steakhouse, which will include a Bar 12•21 and new temperature controlled display wine room.

The Company currently expects fiscal year 2008 revenues to range between $380.0 million and $385.0 million, including increases in comparable restaurant revenues of approximately 0.0% to 1.5% as compared to fiscal 2007. Diluted net income per share is expected to approximate $0.57 to $0.62. Fiscal 2008 will consist of 53 weeks. The fourth quarter of fiscal 2008 will consist of 14 weeks. Furthermore, fiscal 2008 is scheduled to include revenue from two New Year’s Eves (December 31, 2007 in the first quarter and December 31, 2008 in the fourth quarter) and fiscal 2007 did not include revenue from New Year’s Eve. The diluted net income per share range includes estimated compensation expense, net of related income taxes, pursuant to SFAS No. 123R (approximately $0.07 to $0.08 per diluted share). This range also includes expectations that the Company’s 2008 effective income tax rate will approximate 26%. During fiscal 2008, the Company expects to open four to six Morton’s steakhouses, each of which will include a Bar 12•21 and new temperature controlled display wine rooms. In addition, during fiscal 2008, we expect to retrofit up to eight Morton’s steakhouses to include Bar 12•21.

Conference Call

Morton’s Restaurant Group, Inc. (NYSE: MRT) has scheduled a conference call and Webcast for investors at 5:00 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Thursday, February 28, 2008

Time:	5:00 p.m. ET (please dial in by 4:45 p.m.)

Dial-In #:	(866) 770-7146 U.S. & Canada
(617) 213-8068 International

Confirmation code:	89311565

Alternatively, the conference call will be Webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of February 28, 2008, the Company owned and operated 78 Morton’s steakhouses located in 66 cities across 28 states, Puerto Rico and five international locations (Hong Kong, Macau, Singapore, Toronto and Vancouver) and 4 Italian restaurants. Please visit our Morton’s Web site at www.mortons.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “estimates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, risks of the restaurant industry, including a highly competitive environment and industry with many well-established competitors with greater financial and other resources than the Company, the impact of changes in consumer tastes, local, regional and national economic and market conditions, restaurant profitability levels, expansion plans, timely construction and opening of new restaurants, demographic trends, traffic patterns, employee availability, benefits and cost increases, product safety and availability, government regulation, the Company’s ability to maintain adequate financing facilities and other risks detailed from time to time in the Company’s most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could harm the Company’s results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

# # #

Morton’s Restaurant Group, Inc.

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Month Periods Ended		Fiscal Years Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Revenues	$100,453	$90,864	$353,825	$321,982
Food and beverage costs	32,262	30,024	117,010	106,412
Restaurant operating expenses	46,068	39,671	167,816	151,061
Pre-opening costs	1,624	2,130	5,262	4,101
Depreciation and amortization	2,962	2,170	10,602	7,763
General and administrative expenses	9,377	6,605	27,229	23,016
Marketing and promotional expenses	2,145	1,801	7,731	6,068
Asset impairment	927	—	927	—
Stock compensation expense associated with initial public offering	—	—	—	488
Management fee paid to related party	—	—	—	390

Operating income	5,088	8,463	17,248	22,683
Costs associated with the repayment of certain debt	—	—	—	28,003
Costs associated with the termination of management agreement	—	—	—	8,400
Interest expense, net	921	859	3,685	4,933

Income (loss) before income taxes	4,167	7,604	13,563	(18,653)
Income tax (benefit) expense	(2,275)	1,978	561	(5,060)

Net income (loss)	$6,442	$5,626	$13,002	$(13,593)

Net income (loss) per share:
Basic	$0.38	$0.33	$0.77	$(0.84)
Diluted	$0.38	$0.33	$0.77	$(0.84)
Shares used in computing net income (loss) per share:
Basic	16,937.9	16,900.5	16,932.2	16,124.3
Diluted	16,954.1	16,933.0	16,978.8	16,124.3

Morton’s Restaurant Group, Inc.

Margin Analysis - Unaudited

(In thousands)

	Three Month Periods Ended				Fiscal Years Ended
	December 30, 2007		December 31, 2006		December 30, 2007		December 31, 2006
Revenues	$100,453	100.0%	$90,864	100.0%	$353,825	100.0%	$321,982	100.0%
Food and beverage costs	32,262	32.1%	30,024	33.0%	117,010	33.1%	106,412	33.0%
Restaurant operating expenses	46,068	45.9%	39,671	43.7%	167,816	47.4%	151,061	46.9%
Pre-opening costs	1,624	1.6%	2,130	2.3%	5,262	1.5%	4,101	1.3%
Depreciation and amortization	2,962	2.9%	2,170	2.4%	10,602	3.0%	7,763	2.4%
General and administrative expenses	9,377	9.3%	6,605	7.3%	27,229	7.7%	23,016	7.1%
Marketing and promotional expenses	2,145	2.1%	1,801	2.0%	7,731	2.2%	6,068	1.9%
Asset impairment	927	0.9%	—	—	927	0.3%	—	—
Stock compensation expense associated with initial public offering	—	—	—	—	—	—	488	0.2%
Management fee paid to related party	—	—	—	—	—	—	390	0.1%

Operating income	5,088	5.1%	8,463	9.3%	17,248	4.9%	22,683	7.0%
Costs associated with the repayment of certain debt	—	—	—	—	—	—	28,003	8.7%
Costs associated with the termination of management agreement	—	—	—	—	—	—	8,400	2.6%
Interest expense, net	921	0.9%	859	0.9%	3,685	1.0%	4,933	1.5%

Income (loss) before income taxes	4,167	4.1%	7,604	8.4%	13,563	3.8%	(18,653)	(5.8)%
Income tax (benefit) expense	(2,275)	(2.3)%	1,978	2.2%	561	0.2%	(5,060)	(1.6)%

Net income (loss)	$6,442	6.4%	$5,626	6.2%	$13,002	3.7%	$(13,593)	(4.2)%

Morton’s Restaurant Group, Inc.

Pro Forma Net Income and Pro Forma Diluted Net Income Per Share (Note 1)

(In thousands, except per share data)

		Three Month Periods Ended			Fiscal Years Ended
		December 30, 2007		December 31, 2006	December 30, 2007		December 31, 2006
Pro Forma Analysis
Net income (loss), as reported		$6,442		$5,626	$13,002		$(13,593)
Income tax (benefit) expense		(2,275)		1,978	561		(5,060)

Income (loss) before income taxes, as reported		4,167		7,604	13,563		(18,653)
Pro forma adjustments (1):
Costs associated with the repayment of certain debt		—		—	—		28,003	(2)
Stock compensation expense associated with IPO		—		—	—		488	(3)
Management fee paid to related party		—		—	—		390	(4)
Costs associated with the termination of management agreement		—		—	—		8,400	(5)
Interest expense		—		—	—		1,239	(6)

Pro forma income before income taxes		4,167		7,604	13,563		19,867
Income tax (benefit) expense		(2,275	) (7)	1,764	561	(7)	5,872

Pro forma net income		$6,442		$5,840	$13,002		$13,995

Pro forma diluted net income per share		$0.38		$0.34	$0.77		$0.83
Shares used in computing pro forma diluted net income per share	(8)	16,954.1		16,933.0	16,978.8		16,913.9

Notes:

(1)	There are no pro forma adjustments for fiscal 2007. As a result, the amounts included in the table above for the three month period and the fiscal year ended December 30, 2007 are reported amounts. The Company believes the pro forma calculations for fiscal 2006 provide meaningful supplemental information to the Company’s operating results on a basis comparable with that of future periods by eliminating the effects of unusual or other infrequent charges that are not directly attributable to the Company’s underlying operating performance.

Accordingly, the Company believes that the presentation of the pro forma analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool which can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. The pro forma analysis should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP. The pro forma analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)	Includes prepayment penalties relating to the repayment of the 7.5% senior secured notes and the 14.0% senior secured notes, investment banking and legal fees in connection with the tender offer for the 7.5% senior secured notes and the repurchase of the 14.0% senior secured notes, fees in connection with the termination of the prior working capital facility and the write-off of deferred financing fees relating to the 7.5% senior secured notes, the 14.0% senior secured notes and the prior working capital facility.
(3)	Represents the non-recurring stock compensation expense attributable to the vesting of the executive units previously granted to certain employees. The vesting occurred in conjunction with the Company’s IPO in February 2006.
(4)	The related management agreement was terminated in conjunction with the Company’s IPO in February 2006.
(5)	Represents the fee paid to terminate the management agreement.

(6)	Interest expense for the fiscal year ended December 31, 2006 was adjusted to eliminate interest expense related to the 7.5% senior secured notes and the 14.0% senior secured notes which were repaid in February 2006 and to reflect borrowings under our senior revolving credit facility.
(7)	The Company’s fiscal 2007 effective income tax rate was approximately 4.1% primarily due to the effect of amending the Company’s 2004 and 2005 federal tax returns to better utilize FICA tax credits, resulting in an income tax benefit of $3.0 million. Excluding the effect of this benefit, the Company’s fiscal 2007 effective tax rate approximated 26%.
(8)	Fully diluted shares include dilutive unvested restricted shares of 16.2 and 32.6 for the three month periods ended December 30, 2007 and December 31, 2006, respectively. Fully diluted shares include dilutive unvested restricted shares of 46.6 and 13.5 for the fiscal years ended December 30, 2007 and December 31, 2006, respectively.